Exhibit (g)(4)

SUPPLEMENT TO CUSTODIAN AGREEMENT

BETWEEN UMB BANK, n.a. and IVY FUNDS

WHEREAS, Ivy Funds, on behalf of each of its series set forth on Exhibit A attached hereto (each a “Fund,” and collectively, the “Funds”), has entered into a Custody Agreement dated as March 8, 2010 (as amended or supplemented from time to time, the “Custody Agreement”) with UMB Bank, N.A. (the “Custodian”); and

WHEREAS, Ivy Funds and certain counterparties (each, a “Counterparty”) have entered into an ISDA Master Agreement, a Schedule to the Master Agreement and a Credit Support Annex (“CSA”), from time to time (collectively, the “Master Agreement”); and

WHEREAS, pursuant to the terms of the CSA, a Counterparty will from time to time, based on the credit support obligations under the CSA, pledge certain assets specified by the Counterparty in favor of an affected Fund to secure such Counterparty’s obligation under the Master Agreement (“Collateral” as defined below);

WHEREAS, Ivy Funds desires to establish separate custodial accounts at the Custodian for the purposes of holding and maintaining the Collateral pledged under the CSA by the Counterparty in favor of such Fund;

WHEREAS, Ivy Funds and Custodian are entering into this Supplement to maintain accounts with the Custodian and provide for the control of the Collateral that a Counterparty posts in favor of the Funds.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, it is agreed as follows:

1.

Supplement to Custody Agreement. This Supplement to Custodian Agreement (this “Supplement”) supplements the terms of the Custody Agreement. Capitalized Terms used in this Supplement have the meaning set forth in the Custody Agreement. Except as specifically set forth in this Supplement, nothing herein shall be deemed to modify, limit, restrict, amend or supersede the terms of the Custodian Agreement, and Ivy Funds and the Custodian shall be and remain entitled to all of the rights, indemnities, powers, and protections in their favor under the Custodian Agreement for each Account, including the Collateral Account (as defined below). No implied duties of any kind shall be read into this Agreement against the Custodian, including without limitation, the duty to exercise or enforce rights in the Collateral and the Collateral Account (as defined below). Instructions under this Agreement from Ivy Funds’ authorized representative given in accordance with the terms of the Custodian Agreement shall constitute Proper Instructions under the Custodian Agreement.

2.

Collateral Account. Ivy Funds shall maintain an account with the Custodian as pledgee (the “Collateral Account”), which account shall be segregated from all other accounts of Ivy Funds. As used herein, the term “Collateral” shall mean: (i) the Collateral Account; (ii) all financial assets credited to the Collateral Account; (iii) all security entitlements with respect to the financial assets credited to the Collateral Account; (iv) any and all other investment property or assets maintained or recorded in the Collateral Account; and (v) all replacements or substitutions for, and proceeds of the sale or other disposition of, any of the foregoing, including without limitation, cash proceeds. The Collateral constitutes Assets as that term is defined in the Custody Agreement. The Custodian shall have no responsibility for determining the adequacy of any Collateral required under the CSA, nor will it assume responsibility for any calculations related to any Collateral requirements under the CSA.

3.	Account Control and Release of Collateral

3.1

Exclusive Control. Ivy Funds shall exercise sole and exclusive control of the Collateral Account and the Collateral therein and Custodian shall, without inquiry, comply with instructions solely from Ivy Funds with respect to the Account. The Custodian shall have no duty to investigate or make any determination to verify compliance by either Ivy Funds or a Counterparty with applicable law or the Master Agreement.

3.2	Instructions. Ivy Funds agrees to provide the Custodian, in the form of Exhibit B attached (as may be amended from time to time), the names and signatures of its authorized parties who may give notices, instructions, or entitlement orders concerning the Collateral Account. Other means of notice or instruction (i.e., e-mail, phone, etc.) may be used provided that Ivy Funds and the Custodian agree to appropriate security procedures.

3.3	Distributions. The Custodian shall credit to the Collateral Account all interest, dividends and other income received by the Custodian on the Collateral.

3.4

Release of Collateral. If there are no transactions outstanding under the Master Agreement, Ivy Funds may instruct Custodian to release all Collateral held in the Collateral Account. Custodian will effect such release as soon as reasonably practicable. The Custodian shall have no responsibility for determining the validity or reasonableness of any release of Collateral.

4.          Interpleader. Notwithstanding any provision contained in this Supplement to the contrary, in the event of any dispute concerning this Supplement or the disposition of any of the Collateral or the Collateral Accounts, the Custodian shall have the absolute right, at its election, to (a) refrain from taking any action (other than to hold the Collateral in accordance with the Custodian Agreement) until directed by written instructions or entitlement orders signed by Ivy Funds or by final order of a court of competent jurisdiction; (b) in the event of litigation between a Counterparty and Ivy Funds, (i) deliver all of the Collateral in the Collateral Account to the clerk of any court in which such litigation is pending, or (ii) file suit in interpleader and deliver the Collateral in the Collateral Account to the court in which the action is commenced, and obtain an order from the court requiring the parties to interplead and litigate in such court their claims and rights among themselves, whereupon the Custodian shall thereby be relieved from any further liability respecting the Collateral and the Collateral Account.

5.          Fees and Expenses of Custodian. In addition to the fees and expenses set forth in the Custodian Agreement, Ivy Funds hereby agrees to pay and reimburse the Custodian for any reasonable advances, fees, costs, expenses (including, without limitation, reasonable attorney’s fees and costs) and disbursements that may be paid or incurred by the Custodian in connection with its services provided under this Supplement and any interpleader described in Section 4 above. It is hereby expressly acknowledged and agreed by the parties that the Custodian (including its agents) shall not be obligated to advance cash or investments to, for or on behalf of Ivy Funds.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their respective officers or duly authorized representatives as of the date first above written.

IVY FUNDS

By:	/s/ Mara Herrington

Name:	Mara Herrington
Title:	Vice President and Secretary

UMB BANK N.A.

By:	/s/ Bonnie L. Johnson

Name:	Bonnie L. Johnson
Vice President

EXHIBIT “A”

TO SUPPLEMENT TO

CUSTODIAN AGREEMENT

BETWEEN

IVY FUNDS

AND

UMB BANK, n.a.

Dated as of: June 13, 2011

LIST OF THE FUNDS

Ivy Asset Strategy Fund

Ivy Asset Strategy New Opportunities Fund

Ivy Balanced Fund

Ivy Bond Fund

Ivy Core Equity Fund

Ivy Cundill Global Value Fund

Ivy Dividend Opportunities Fund

Ivy Energy Fund

Ivy European Opportunities Fund

Ivy Global Bond Fund

Ivy Global Natural Resources Fund

Ivy High Income Fund

Ivy International Balanced Fund

Ivy International Core Equity Fund

Ivy International Growth Fund

Ivy Large Cap Growth Fund

Ivy Limited-Term Bond Fund

Ivy Managed European/Pacific Fund

Ivy Managed International Opportunities Fund

Ivy Micro Cap Growth Fund

Ivy Mid Cap Growth Fund

Ivy Money Market Fund

Ivy Municipal Bond Fund

Ivy Municipal High Income Fund

Ivy Pacific Opportunities Fund

Ivy Real Estate Securities Fund

Ivy Science and Technology Fund

Ivy Small Cap Growth Fund

Ivy Small Cap Value Fund

Ivy Tax-Managed Equity Fund

Ivy Value Fund